                                                                    EXHIBIT 99.3

            SHARE PURCHASE AGREEMENT, dated May 10, 2001 (this "Agreement"), between Global TeleSystems Europe Holdings B.V., a limited liability company organized under the laws of the Netherlands ("GTS Holdings"), and Global TeleSystems Europe B.V., a limited liability company organized under the laws of the Netherlands ("GTS Europe").

                              W I T N E S S E T H:

            WHEREAS, GTS Europe owns 15,056,328 shares of the common stock, par value $0.01 per share (the "Common Stock"), of Golden Telecom, Inc., a corporation organized under the laws of the State of Delaware ("Golden Telecom");

            WHEREAS, Global TeleSystems, Inc., a corporation organized under the laws of the State of Delaware ("GTS"), has entered into a Share Purchase Agreement, dated April 2, 2001 (the "Purchase Agreement"), by and among GTS, Alfa Telecom Limited (as the assignee of Alfa Bank Holdings Limited, "Alfa Telecom"), Capital International Global Emerging Markets Private Equity Fund, L.P. ("Capital Global"), Cavendish Nominees Limited ("Cavendish"), and First NIS Regional Fund SICAV (collectively, with Alfa Telecom, Capital Global and Cavendish, the "Buyers"), pursuant to which GTS has agreed to sell 12,195,122 shares (the "Sale Shares") of the Common Stock to the Buyers and grant an option to the Buyers to purchase 2,272,727 shares (the "Option Shares", and together with the Sale Shares, the "Shares") of the Common Stock on the terms and subject to the conditions set forth therein;

            WHEREAS, pursuant to a separate Share Purchase Agreement, dated as of the date hereof, GTS has sold the Shares to GTS Europe, and GTS Europe has purchased the Shares from GTS;

            WHEREAS, in connection therewith, GTS assigned all of its rights and obligations under the Purchase Agreement to GTS Europe;

            WHEREAS, GTS Europe wishes to sell the Shares to GTS Holdings, and GTS Holdings wishes to purchase the Shares from GTS Europe; and

            WHEREAS, in connection therewith, GTS Europe wishes to assign all of its rights and GTS Holdings wishes to assume all of GTS Europe's obligations under the Purchase Agreement; and

            WHEREAS, pursuant to Section 8.2 of the Purchase Agreement, the Buyers have consented to such assignment;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I

                                SALE AND PURCHASE

            SECTION 1.01. Sale and Purchase of the Shares. On the date hereof, GTS Europe hereby sells to GTS Holdings, and GTS Holdings hereby purchases from GTS Europe, the Shares.

            SECTION 1.02. Payment of Purchase Price. The aggregate purchase price for the Shares is US$154,327,362.00 (the "Purchase Price"). The parties acknowledge that the Purchase Price shall be paid by GTS Holdings through a loan to GTS Holdings by GTS Europe under the Intercompany Loan Agreement, date August 18, 2000, among GTS Europe, GTS Holdings and Deutsche Bank AG London, as Security Trustee, and that such amount shall be treated as a New Loan (as defined in the Intercompany Loan Agreement) thereunder. GTS Europe agrees that, notwithstanding anything to the contrary contained herein, it shall not assert or exercise any right or claim in respect of such New Loan unless and until Deutsche Bank AG London has confirmed that such New Loan may be incurred under such Intercompany Loan Agreement.

            Section 1.03. Deliveries by GTS Europe. Simultaneously with the execution of this Agreement, GTS Europe has delivered to GTS Holdings certificates evidencing the Shares accompanied by valid stock powers duly executed in blank, in proper form for transfer.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF GTS EUROPE

            As an inducement to GTS Holdings to enter into this Agreement GTS Europe hereby represents and warrants as follows:

            SECTION 2.01. Organization, Authority and Qualification of GTS Europe. GTS Europe is a limited liability company duly organized and validly existing under the laws of the Netherlands and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, except where the failure to be so organized or have such power does not adversely affect the ability of to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GTS Europe, the performance by GTS Europe of its obligations hereunder and the consummation by GTS Europe of the transactions contemplated hereby have been duly authorized by all requisite action on the part of GTS Europe. This Agreement has been duly executed and delivered by GTS Europe, and (assuming in the case of this Agreement due authorization, execution and delivery by GTS Holdings) this Agreement constitutes a legal, valid and binding obligation of GTS Europe enforceable against GTS Europe in accordance with its terms.

            SECTION 2.02. Ownership of the Shares. GTS Europe is the beneficial and record owner of the Shares, free and clear of all liens, encumbrances or any other charges, excluding those created under the Purchase Agreement or otherwise referred to in the Purchase Agreement. Upon consummation of the transactions contemplated by this Agreement, GTS Holdings will own the Shares.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF GTS HOLDINGS

            SECTION 3.01. Authority. This Agreement has been duly executed and delivered by GTS Holdings, and (assuming in the case of this Agreement due authorization, execution and delivery by GTS Europe) this Agreement constitutes a legal, valid and binding obligation of GTS Holdings enforceable against GTS Holdings in accordance with its terms.

                                   ARTICLE IV

                                   ASSIGNMENT

            SECTION 4.01. Assignment and Assumption. GTS Europe hereby assigns, transfers and conveys to GTS Holdings, and GTS Holdings hereby accepts and assumes, all right, title and interest GTS Europe has in and with respect to, the Purchase Agreement and the Shareholders and the Registration Rights Agreement, dated as of December 24, 1999, by and among Golden Telecom, GTS and Capital Global (the "Shareholders and Registration Rights Agreement"). GTS Holdings hereby assumes and agrees to perform all of GTS Europe's obligations and liabilities with respect to the Purchase Agreement and the Shareholders and Registration Agreement. GTS Europe further represents and warrants that it has full authority to make the foregoing assignment.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

            SECTION 5.02. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 5.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

            SECTION 5.04. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 5.05. Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

            SECTION 5.06. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 5.07. Governing Law; Choice of Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of New York, County of New York and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.


                                       GLOBAL TELESYSTEMS
                                       EUROPE HOLDINGS, B.V.

                                       By:   /s/ Maurice Woolf
                                            -------------------------------
                                              Name: Maurice Woolf
                                              Title: Member of Management Board


                                       GLOBAL TELESYSTEMS EUROPE B.V.

                                       By:   /s/ Stephen Baus
                                            -------------------------------
                                              Name: Stephen Baus
                                              Title: Member of Management Board